                                                                    EXHIBIT 11.1

                        CKS GROUP, INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                             OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                                        AUGUST 31,                AUGUST 31,
                                                    -------------------       -------------------
                                                     1996        1995          1996        1995
                                                    -------     -------       -------     -------
Net income........................................  $ 1,473     $   380       $ 3,518     $   789
                                                    -------     -------       -------     -------
Weighted average number of common shares
  outstanding.....................................   12,956      10,219        12,658      10,107
Number of common stock equivalents as a result of
  stock options outstanding using the treasury
  stock method....................................      563         325           591         107
Number of common shares issued and stock options
  granted in accordance with Staff Accounting
  Bulletin No. 83.................................       --         195            --         507
                                                    -------     -------       -------     -------
Shares used in per share computation..............   13,519      10,739        13,249      10,721
                                                    -------     -------       -------     -------
Net income per share..............................  $  0.11     $  0.04       $  0.27     $  0.07
                                                    =======     =======       =======     =======